EXHIBIT 99.1

PRESS RELEASE
First Nine Months 2013 Results

► Accelerated net triple-play growth post “Whop(pa)” launch, 44% of customers on triple-play now;
► Robust revenue and Adjusted EBITDA growth of 12% and 8% achieved in a challenging environment;
► Confident to achieve the upper end of our outlook range for both revenue and Adjusted EBITDA.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, October 24, 2013 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the nine months ended September 30, 2013.

HIGHLIGHTS

•	Revenue of €1,223.9 million for 9M 2013 and of €410.3 million for Q3 2013, both up 12% yoy, driven by a growing contribution from our mobile operations and strong growth in triple-play;

•
Sequentially higher net subscriber growth for our advanced fixed services in Q3 2013 following the successful overhaul of our bundles. Inflow of 32,300 net triple-play subscribers marked our best result since early 2009;

•
Continued improvement in the net organic loss rate of basic cable TV subscribers to 4,100 in Q3 2013, representing the lowest level since early 2007 despite increased competition, mainly from low-end offers;

•
Continued solid net mobile postpaid subscriber additions of 38,000 in Q3 2013, resulting in 712,900 active subscribers at the end of September 2013 amidst a more competitive environment and our focus on more cost-effective subscriber acquisitions. Our mobile ARPU jumped 15% yoy to €31.2 in 9M 2013;

•
Adjusted EBITDA(1) of €636.9 million for 9M 2013 and of €219.1 million for Q3 2013, both up 8% yoy, yielding a margin of 52.0% and 53.4%, respectively. Sequential margin uplift of 40 basis points in Q3 2013 despite growing share of revenue from mobile;

•
Accrued capital expenditures(2) totaled €263.2 million for 9M 2013, up 5% yoy, representing approximately 22% of our revenue. Excluding capitalized content costs and the reversal of import duties on set‐top boxes, our accrued capital expenditures were up 4% yoy and represented approximately 21% of our revenue;

•
Free Cash Flow(3) of €102.4 million with Q3 being a seasonally softer quarter due to cash payments for Belgian football broadcasting rights and higher cash interest expenses as a result of our increased indebtedness.

As of and for the nine months ended	Sept 2013	Sept 2012	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,223.9	1,094.3	12%
Operating Profit	368.7	300.0	23%
Net Profit	153.5	31.1	394%
Basic Earnings Per Share	1.34	0.28	379%
Diluted Earnings Per Share	1.33	0.27	393%
Adjusted EBITDA (1)	636.9	589.2	8%
Adjusted EBITDA margin %	52.0%	53.8%
Accrued Capital Expenditures (2)	263.2	249.8	5%
Accrued Capital Expenditures as % of revenue	21.5%	22.8%
Free Cash Flow (3)	102.4	134.2	-24%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,093,400	2,134,000	-2%
Analog Cable TV	626,800	777,400	-19%
Digital Cable TV	1,466,600	1,356,600	8%
Broadband internet	1,442,100	1,363,200	6%
Fixed telephony	1,029,100	948,800	8%
Mobile telephony	712,900	340,900	109%
Triple-play customers	919,700	841,500	9%
Services per customer relationship (4)	2.18	2.08	5%
ARPU per customer relationship (€ / month) (4) (5)	47.2	45.4	4%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on October 24, 2013 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2012 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the nine months ended September 30, 2013 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2012 and the condensed consolidated interim financial statements for the nine months ended September 30, 2013 have been prepared in accordance with EU IFRS unless otherwise stated and have been made available on the Company’s website.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on October 24, 2013 at 7:00am CET

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 3

Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

“We are pleased with the strong momentum we have seen in the third quarter of 2013. Our revenue increased 12% to €410 million thanks to continued growth in both mobile and fixed services. Growth in our fixed RGU base was reinforced through strong customer demand for our revamped and simplified triple-play bundles “Whop” and “Whoppa”. Combining a superfast broadband internet connection of at least 60 Mbps, an attractive flat-fee fixed telephony plan, including our WiFi VoIP app “Triiing”, and a multi-screen digital TV experience all in one attractively priced bundle, remains the cornerstone of our continued success in fixed services. This resulted in the highest quarterly net triple-play subscriber growth since early 2009 at 32,200. Approximately 44% of our customer base now enjoys the benefits of our unique triple-play experience. All our fixed services continued to enjoy a strong uptake in Q3 with 17,400 net subscribers for broadband internet and 13,400 for digital TV, which was impacted by a clean-up of 3,500 inactive subscribers. Following the start of the new football season, our new campaigns were very successful and attracted another 8,900 net subscribers to Sporting Telenet, bringing the total base much over 200,000 now. Fixed telephony grew significantly by 31,700 net subscribers, the best quarterly growth since early 2009, fueled by the introduction of our new bundles and our new VoIP app. Despite new competition in the lower end of the market, our basic cable TV churn in Q3 2013 was at its lowest level since early 2007, representing a net subscriber loss of 4,100. In mobile, we continued to add a healthy 38,000 net postpaid subscribers in Flanders and Brussels, reflecting our focus on more cost-effective subscriber acquisitions and the intensely competitive mobile market. Our business services revenue showed a 5% increase yoy, driven by a solid take-up of our core data products, higher mobile revenue and carrier services.

Our Adjusted EBITDA grew 8% to €219 million, yielding a margin of 53.4%. We were able to offset the negative effect from a growing share of lower-margin mobile revenue by more cost-effective mobile subscriber acquisitions and general cost control. Accrued capital expenditures were €85 million, up 4% yoy and representing about 21% of revenue. This is 2% points lower compared to Q3 last year as we incurred lower set-top box related capital expenditures and lower capital expenditures for network growth and upgrades due to timing variances relative to previous quarter. Our Free Cash Flow generation in Q3 is typically softer (€2 million) as a result of the semi-annual cash payment for the Belgian football broadcasting rights, the seasonally negative trend in our working capital and higher cash interest payments. However, for Q4 2013, we anticipate a significant improvement driven by a turnaround in our working capital and lower cash interest expenses relative to Q3.

Our strategy is all about delivering a great customer experience by enabling our customers’ digital lifestyle over the best connectivity available in a simple and complete way. In June, we applied the philosophy of our simple and straightforward mobile plans to our fixed lineup. “Whop” and “Whoppa” offer a great triple-play experience with innovative convergent services including free access to over 910,000 Homespots and 1,300 public hotspots. Last month, we introduced “Rex” and “Rio”, a whole new TV experience which gives subscribers unlimited access to an extensive library of local and international productions and blockbuster movies at a fixed monthly charge. Customers can access this library through their set-top box or multi-screen via “YeloTV” on their laptop, tablet or smartphone. And finally, we presented last month our new simplified multiple-play propositions for the business market, called “FLUO”, specifically tailored towards the SOHO and SME segments. We continue to have one of the most advanced broadband customer bases in Europe. Thanks to continuous investments in our network by bringing fiber closer to the homes and splitting optical nodes, we were able to boost our internet speeds. Today, the average download speed per broadband internet subscriber is 61 Mbps versus 43 Mbps three months ago.

We remain very confident in achieving our full year outlook despite the challenging competitive and economic environment. For Q4 2013, we anticipate lower revenue growth as compared to the first nine months, as last year’s Q4 already reflected higher mobile telephony revenue on the back of strong mobile subscriber additions. Furthermore, we also expect a sequential decline in our Adjusted EBITDA margin in line with seasonal patterns in our business. Nevertheless, we believe both our revenue and Adjusted EBIDTA growth for the full year should come in at the upper end of our guidance range of “10-11%” and “7-8%”, respectively. In addition, accrued capital expenditures are believed to represent “21-22% of revenue” and we continue to expect “stable” Free Cash Flow, as we expect the negative trend in our working capital to be offset by the cash settlement of the outstanding amount of set-top box related import duties. We remain committed to deliver solid business growth in the coming years thanks to continued investments in what is most valuable for us: the customer experience and our fiber-coaxial network. This ambition will allow us to continue to offer innovative and competitive products and services that set the foundation for future growth and solid shareholder returns.”

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of basic digital cable television subscribers: Effective April 1, 2013, Telenet reclassified 166,400 digital cable television subscribers to analog cable television subscribers to reflect a change in the definition of basic digital cable television subscribers. As of Q2 2013, Telenet’s analog cable television subscriber base also includes subscribers who may use a purchased set-top box or other means to receive its basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“basic digital cable subscriber”). For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

Free Cash Flow: As from the Q4 2012 reporting, Telenet has changed its definition of Free Cash Flow, aligning with the definition used by Telenet’s controlling shareholder Liberty Global plc. As from Q4 2012, Free Cash Flow is reduced by the principal payments on post acquisition additions to network leases, as reported in the Company’s consolidated statement of cash flows. See page 2 for the current definition of Free Cash Flow. The retroactive implementation of the new Free Cash Flow definition as from January 1, 2012 onwards would have reduced the Company’s Free Cash Flow for the nine months ended September 30, 2012 by €2.9 million.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Across our footprint of 2,887,500 homes passed, we provided our 2,093,400 unique customers with 4,564,600 services at the end of Q3 2013 (excluding our mobile telephony services). These services consisted of 2,093,400 basic cable television, 1,442,100 broadband internet and 1,029,100 fixed telephony subscriptions. The 3% year-on-year increase of 118,600 RGUs was all organic and driven by continued commercial traction for our advanced fixed services of digital TV, broadband internet and fixed telephony. In addition, we have experienced a further improvement in the quarterly net organic loss rate of basic cable TV subscribers, despite increased competition mainly from low-end offers, as our basic cable TV net losses reached their lowest level since early 2007.

Since the start of 2013, we added 181,200 net subscribers to our advanced fixed services, of which 62,500 were added in Q3 2013. Despite Q3 being a generally softer sales quarter due to seasonal patterns in our business, we managed to attract a higher number of net subscribers for our fixed services as compared to Q2 2013, driven by the successful repositioning of our multiple-play bundles. At the end of June 2013, we presented our next-generation multiple-play lineup, replacing our former “Shakes” bundles and aiming to simplify our product portfolio drastically. Our new all-in-one triple-play bundles “Whop” and “Whoppa” cater to a total Telenet experience, at home and beyond, including our leading “Yelo TV” multi-screen digital TV platform, a superfast broadband internet service at downstream speeds of either 60 Mbps or 120 Mbps and our enriched fixed telephony offering, including free calls to mobile lines in the offpeak hours and WiFi calling features at attractive flat-fee rates.

During Q3 2013, we continued to make substantial progress in our multiple-play penetration as the inflow of 32,300 net triple-play subscribers represented our best quarterly achievement since early 2009. At September 30, 2013, we served 919,700 triple-play subscribers, which was up 9% compared to the prior year period. Consequently, the proportion of triple-play subscribers relative to our overall customer base reached approximately 44% at the end of September 2013 as compared to approximately 39% at September 30, 2012. The progress in our multiple-play penetration can also be derived from the number of services customers order from us. At the end of September 2013, the number of services per unique customer reached 2.18, marking a solid 5% increase compared to the prior year period when the average customer subscribed to 2.08 services, excluding our mobile telephony services in both periods. At the end of September 2013, approximately 74% of our customer base was subscribed to at least two of our fixed services, as compared to approximately 69% at the end of September 2012. We remain focused on converting the remaining 26% of our single‐play subscribers to our attractive multiple-play bundles, ultimately leading to a higher ARPU per customer relationship and reduced propensity to churn.

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At the end of September 2013, we also presented our new simplified multiple-play propositions for the business market, called “FLUO”. These fixed multiple-play bundles are based on the same philosophy as our residential triple-play bundles “Whop” and “Whoppa”, reflecting our core customer values: simplicity, transparency, customer loyalty and the constant improvement of the customer's experience. Going forward, we will only offer four attractively priced multiple-play bundles instead of nine different offerings previously. These new all-in-one bundles offer our SME and SOHO customers a future proof and unparalleled broadband internet connection of up to 120 Mbps, attractive fixed telephony flat-fee calling rates, including the “Triiing” app for WiFi calling features at attractive flat-fee rates, together with a dedicated and personalized service offering.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. For the first nine months of 2013, the ARPU per customer relationship yielded €47.2, up €1.8, or 4%, as compared to the prior year period when the ARPU per customer relationship amounted to €45.4. The favorable impact from both continued multiple-play growth and selective price increases in February 2013 was partially offset by a higher proportion of bundle discounts allocated to fixed services as a result of mobile subscriber growth. Growth in the ARPU per customer relationship for the first nine months of 2013 was impacted by reduced churn of low-ARPU single-play analog TV subscribers and fewer migrations to the higher ARPU digital TV platform. In Q3 2013, the ARPU per customer relationship reached €47.5, up 3% compared to the prior year period. The ARPU per customer relationship, as defined on page 2, excludes our mobile telephony revenue and certain other types of revenue.

1.2    Broadband internet

At September 30, 2013, we served 1,442,100 broadband internet subscribers, up 6% as compared to the prior year period. As a result, approximately 49.9% of the homes serviceable from our leading HFC network subscribed to one of our leading broadband internet products as compared to 47.6% at the Q3 2012 quarter-end. For the first nine months of 2013, we attracted 54,400 net broadband internet subscribers, of which 17,400 were added in Q3 2013. Although Q3 is seasonally a softer sales quarter in our business, we attracted 12% more net broadband internet subscribers relative to Q2 2013. With the introduction of our new simplified triple-play bundles we have further improved our competitive positioning as all new broadband internet customers enjoy download speeds of between 60 Mbps and 120 Mbps, exceeding the base tier download speeds of our direct competitors. Hence, our broadband internet customer base continues to be one of the most advanced within Europe and at September 30, 2013 the average download speed per broadband internet subscriber was 61 Mbps versus 43 Mbps at the end of June 2013 prior to the launch of “Whop” and “Whoppa”. Annualized churn for our broadband internet service remained stable for the first nine months of 2013 at 7.4% (Q3 2013: 7.7%), despite the more competitive environment following the introduction of the Telecoms Law in October 2012 that made it easier for consumers to switch to another operator without facing a contract penalty.

Thanks to continuing investments in our leading HFC network, our customers can continue to enjoy a great broadband internet experience, both at home and on the move. To this end, we made further progress with the deployment of our WiFi Homespots across our footprint. At September 30, 2013, we operated over 910,000 active WiFi Homespots, which represented approximately 63% of our broadband internet subscriber base. By year-end, we target over 1 million active Homespots so customers can easily access the internet through multiple devices simultaneously from any location over both our wired internet connections and our dense network of WiFi Homespots and 1,300 public hotspots. Combined with their fixed telephony subscription, our customers can also use our innovative “Triiing” VoIP app to conduct voice calls over WiFi. Hence, they can call anywhere in the world to any network while benefiting from their attractive flat-fee fixed telephony tariffs, including free calls during the offpeak hours.

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1.3    Fixed telephony

During Q3 2013, we surpassed 1 million fixed telephony subscribers and we ended the quarter with 1,029,100 fixed telephony subscribers (+8% year-on-year). As a result, approximately 35.6% of the homes passed by our network at the Q3 2013 quarter-end subscribed to our fixed line telephony service as compared to 33.1% at the end of September 2012. Relative to Q2 2013, we experienced a meaningful acceleration in net fixed telephony subscriber additions driven by the successful repositioning of our multiple-play bundles and the launch of “Triiing”. This application allows our fixed telephony subscribers to call with their smartphones over WiFi networks at attractive flat-fee rates instead of generally more expensive mobile tariffs. As around 50% of calls originated by mobile phones are made at home, “Triiing” is essentially a money saver for our customers. At the end of September 2013, we already had over 55,000 registered users since the launch of “Triiing” in early May 2013.

We managed to attract 31,700 net fixed telephony subscribers in Q3 2013, resulting in 60,400 net subscriber additions since the start of 2013. This represented our best quarterly achievement since early 2009 when both our penetration rates and footprint market share were much lower. Annualized churn for our fixed telephony service improved slightly from 7.2% in Q3 2012 to 6.9% in Q3 2013 and represented our lowest churn rate in more than two years’ time. Relative to Q2 2013, when our fixed telephony churn rate reached 8.0% because of the cannibalization from sharply lower mobile prices, our fixed telephony churn showed a noticeable improvement of 110 basis points.

1.4    Mobile telephony

Thanks to the introduction of our simple, transparent and attractively priced mobile rate plans “King” and “Kong”, we were able to more than double our active mobile telephony subscriber base from 340,900 active postpaid subscribers at the end of September 2012 to 712,900 at September 30, 2013. During 2013, we have experienced an anticipated slowdown in the rate of net mobile subscriber additions against the backdrop of a more competitive market environment following a re-pricing by all of our main direct competitors and the fading effect from the Telecoms Law. Furthermore, we have deliberately rebalanced our subscriber acquisition strategy as of Q2 2013, resulting in more cost-effective subscriber acquisitions. Still, we recorded a solid increase of 38,000 net mobile telephony subscribers in Q3 2013, resulting in 191,300 net postpaid subscribers added in our Flanders and Brussels franchise areas since the start of the year.

We continue to see ample growth opportunities ahead of us in the mobile market as only approximately 15% of our customers receive mobile services from us. Our “King” and “Kong” rate plans continue to be well positioned as our mobile customers can seamlessly connect to our WiFi Homespots and public hotspots without having to worry about their mobile data consumption. In addition, our targeted subsidized handset plans, combining our “King” and “Kong” rate plans with attractive high-end smartphones, remain an important subscriber acquisition tool. And as of tomorrow, we will start selling the latest iPhone 5s™ and 5c™ in combination with our attractive mobile rate plans.

In addition to our efforts to attract new mobile subscribers, we remained focused on migrating our existing customers to the new competitive rate plans to ensure that our customers are on the most attractive rate plan based on their actual usage. Today, “King” and “Kong” represent approximately 70% of our overall mobile telephony subscriber base compared to approximately 55% at the end of December 2012. Excluding the proportion of low-ARPU pay-as-you-go subscribers, which represented about 22% of our mobile telephony subscriber base at the Q3 2013 quarter-end, approximately 90% of our postpaid mobile subscribers were subscribed to our “King” and “Kong” rate plans at the end of September 2013. Our focus on customer value in mobile resulted in a further improvement of our mobile ARPU. For the first nine months of 2013, our mobile ARPU (including interconnection) reached €31.2, representing a 15% increase as compared to the prior year period. In Q3 2013, our mobile ARPU (including interconnection) slightly contracted relative to Q2 2013 on lower usage revenue as a result of the holiday period, yet represented an 8% increase compared to Q3 2012.

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1.5    Television

1.5.1    Digital & Premium Television

As highlighted on page 4, digital TV subscribers who access our basic digital television channels without subscribing to services that would require the payment of recurring monthly fees in addition to the basic analog service fee are considered as analog TV subscribers as of Q2 2013. As of September 30, 2013, approximately 70% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform so they can enjoy a richer TV experience, including access to additional thematic content packs, our exclusive movies and sports channels and an extensive VOD library of both local and international programs. In addition, digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops thanks to “Yelo TV”. Mid-September 2013 we presented “Rex” and “Rio”, two new unlimited content packs replacing all of our former thematic channel packs and pay television channels, with the exception of our sports pay television channels Sporting Telenet. With “Rex” and “Rio”, our customers now have unlimited access to an extensive library of on-demand movies and TV series. A wide selection of Flemish classics, TV shows, documentaries, not-to-be-missed movies and ravishing series, along with a whole range of theme channels for everyone’s taste, can be viewed over the usual set-top box on any TV set in the home, or over Telenet’s wireless internet on the laptop, tablet or smartphone on “YeloTV”. In this way, the whole family can enjoy “Rex” and “Rio” simultaneously and without restrictions on several devices for a fixed monthly charge.

Subscribers to our Telenet Digital TV platform grew 8% year-on-year to 1,466,600 at the end of September 2013. Over the first nine months of 2013, we attracted 66,400 net digital TV subscribers, of which 13,400 were added in Q3 2013. Our performance in Q3 2013 was impacted by a one-time clean-up of 3,500 inactive subscribers. Relative to the first nine months of last year, we recorded sharply lower net subscriber growth as last year’s commercial performance was significantly boosted by the implementation of the analog channel reshuffle. Going forward, we will continue to focus on migrating the vast majority of our remaining analog TV subscribers to our leading digital TV platform.

At the end of September 2013, 205,000 customers subscribed to our pay television sports channels Sporting Telenet, representing an increase of 6% as compared to September 30, 2012. Since the acquisition of the Belgian football broadcasting rights, we have recorded a strong 65% increase in the number of subscribers to Sporting Telenet. In Q3 2013 alone, we added 8,900 net Sporting Telenet subscribers on the back of the 2013-2014 season kick-off , which will be the final season under the current contract as the Belgian football broadcasting rights will expire in May 2014, directly driven by our successful “2,222 Goals” campaign.

1.5.2    Basic Cable Television

Subscribers to total basic analog and digital cable television services were 2,093,400 at the end of September 2013, which represented approximately 72% of homes passed by our network. This represented a net organic loss of 24,200 basic cable TV subscribers since the start of 2013. This marked a sharp improvement compared to last year’s net organic loss rate of 64,500, which was influenced by the intensely competitive environment and the analog channel reshuffle program we implemented in April last year. The improvement in our quarterly loss rate continued into Q3 2013, when we incurred a net loss of 4,100 basic cable TV subscribers, which was the best result we have achieved since early 2007. We believe this is a solid achievement despite continued competition from other digital platforms, including low-end offers. The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple-play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first nine months of 2013, we generated revenue of €1,223.9 million, representing a 12% increase compared to the prior year period when we achieved revenue of €1,094.3 million. All of our revenue growth in the period was organic and predominantly attributable to the robust growth of our mobile business, characterized by strong RGU and ARPU growth of 109% and 15%, respectively. Our fixed business also contributed to our revenue growth, driven by both further RGU growth and the benefit from the selective 2.9% price increase on certain fixed services (excluding the basic cable television subscription fee) since February 2013, partially offset by a growing proportion of bundle discounts allocated to fixed as a result of mobile subscriber growth.

Our revenue totaled €410.3 million in Q3 2013 and was up 12% compared to the prior year period when our operations yielded revenue of €367.3 million. Lower basic cable television revenue, lower nonrecurring revenue from cable television activation and installation fees and lower revenue generated from the sale of set-top boxes were more than offset by robust growth in our mobile revenue (+148% year-on-year), continued RGU growth for our advanced fixed services and healthy revenue growth for our business services division on the back of higher data and telephony revenue.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €236.3 million for the first nine months of 2013 (Q3 2013: €78.5 million). The 2% year-on-year decrease in both the first nine months of 2013 and Q3 2013 primarily reflected a gradual decrease in our active subscriber base and the absence of a price increase for our basic cable television subscription fee in 2013.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental revenue and the revenue generated by our thematic channels, movies and sports pay television channels and our VOD platform. Our premium cable television revenue grew €9.3 million, or 6%, from €167.6 million for the first nine months of 2012 to €176.9 million for the first nine months of 2013. In Q3 2013, our premium cable television business generated revenue of €57.5 million. The decline in the year-on-year growth rate to 2% in Q3 2013 was the combined effect of a lower net intake of digital TV subscribers and lower VOD revenue. With the launch of “Rex” and “Rio”, we believe that our premium cable television revenue will yield higher growth rates going forward.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set-top box sales revenue, (ii) cable television activation and installation fees, and (iii) third-party sales and stand-alone mobile handset sales. Distributors/Other revenue reached €47.5 million for the first nine months of 2013, up 5% as compared to the prior year period, as substantially lower revenue from the sale of set-top boxes and cable television activation and installation fees was more than offset by strong growth in the sale of stand-alone handsets on which we generally earn a low margin. In Q3 2013, Distributors/Other revenue came in €1.2 million lower compared to the prior year period at €12.7 million. The 9% year-on-year decline was attributable to substantially lower cable television activation and installation revenue and low-margin revenue from the sale of set-top boxes, partially offset by slightly higher stand-alone handset sales.

RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our 1.4 million residential and business broadband internet RGUs totaled €343.9 million for the first nine months of 2013 and was up 2% compared to the prior year period. A solid 6% growth in our RGU base and the benefit of the aforementioned 2.9% price increase was partially offset by a higher proportion of bundle discounts from both multiple-play and mobile subscriber growth. In Q3 2013, our

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residential broadband internet revenue reached €118.4 million, representing a 5% increase compared to the prior year period. Consequently, we achieved the strongest quarterly residential broadband internet revenue growth since Q4 2011, driven by solid RGU growth and a stronger inflow of high-tier broadband subscribers following the successful launch of our “Whop” and “Whoppa” bundles.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription‐based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue for the first nine months of 2013 grew €117.1 million, or 50% year-on-year, to €351.6 million. The combined result of an 8% growth in our RGU base and the benefit of the aforementioned 2.9% price increase since early February 2013 drove a 3% increase in our residential fixed telephony revenue to €172.9 million. The robust postpaid subscriber growth in mobile and our value-driven strategy have resulted in continued revenue growth of our mobile telephony business. For the first nine months of 2013, our residential mobile telephony revenue totaled €178.7 million, up 169% year-on-year and including €51.8 million of interconnection revenue.

In Q3 2013, our residential telephony revenue reached €119.7 million, up 46% year-on-year. Our residential fixed telephony revenue remained broadly unchanged compared to the prior year period at €57.0 million as the robust inflow of net fixed telephony subscribers was largely offset by a higher proportion of bundle discounts. Our residential mobile telephony revenue grew 148% year-on-year to €62.7 million, and including €17.6 million of interconnection revenue.

BUSINESS SERVICES

Revenue generated by our business customers on all coax-related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non‐coax products, including fiber and leased DSL lines, our carrier business, as well as value-added services such as hosting and managed security.

Telenet for Business generated revenue of €67.7 million for the first nine months of 2013, which was broadly unchanged compared to the prior year period due to the negative impact from lower nonrecurring installation and security revenue associated with changes in how we recognize certain upfront fees. Our business services revenue reached €23.5 million in Q3 2013, representing a healthy 5% increase compared to Q3 2012. Our B2B revenue growth was primarily driven by a solid take-up of our core data products, including IP VPN and iFiber, higher mobile service revenue generated by our business customers and higher revenue from carrier services for mobile.

2.2    Expenses

For the first nine months of 2013, we incurred total operating expenses of €855.2 million, representing an increase of 8% compared to the first nine months of 2012 when our total operating expenses reached €794.3 million. Our expense growth in the period was favorably impacted by a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set-top box related import duties, and reflected a modest net negative impact from certain nonrecurring items, primarily related to the resolution of certain contingencies. The underlying growth in our operating expenses was predominantly attributable to higher network operating and service costs, reflecting the growth in our mobile subscriber base and the impact of costs associated with handset sales and subsidies, as well as higher employee benefit expenses and expenses related to share based compensation.

In Q3 2013, we incurred operating expenses of €283.8 million, which was up 10% compared to the €258.6 million we incurred in Q3 2012. Our expense growth in the quarter was predominantly attributable to higher network operating and service costs, higher employee benefit expenses and higher advertising, sales and marketing expenses following the launch of “Whop” and “Whoppa” and overall solid RGU growth.

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•
Employee benefits totaled €111.9 million for the first nine months of 2013 and were up 4% year-on-year as a result of the mandatory wage indexation for all of our employees since early January and higher staffing levels as a result of overall business growth. Relative to Q3 2012, our personnel expenses grew 14% year-on-year to €38.1 million in Q3 2013 as the prior year period benefited from the release of certain fringe benefit accruals.

•
Depreciation and amortization, including gains and losses on disposal of property and equipment and other intangible assets, showed an 8% year-on-year decrease from €283.3 million for the first nine months of 2012 to €259.6 million for the first nine months of 2013 (Q3 2013: €90.8 million) and reflected the €15.7 million favorable impact of the reversal of set-top box related import duties. Excluding this one-time effect, depreciation and amortization charges would have shown a 3% year-on-year decrease, primarily caused by an extension to the expected useful life of the latest generation of set-top boxes.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network‐related expenses, continued to represent the largest portion of our total operating expenses. For the first nine months of 2013, we incurred network operating and service costs of €387.4 million, up 24% compared to the first nine months of 2012. The year-on-year increase in our network operating and service costs was predominantly attributable to higher interconnection expenses following the robust increase in both our mobile and fixed telephony RGUs, higher handset subsidy costs in Q1 2013 to fuel our net mobile subscriber acquisitions and higher content costs and provisions for certain contingencies. In Q3 2013, our network operating and service costs reached €124.2 million. The reasons for the 19% year-on-year increase in Q3 2013 were similar to the ones described above.

•
Advertising, sales and marketing expenses remained broadly flat for the first nine months of 2013 at €50.5 million (Q3 2013: €16.7 million) and mainly reflected timing variances in certain of our marketing campaigns. In line with seasonal patterns in our business, we anticipate our advertising, sales and marketing expenses to increase in the year-end quarter, yet within the boundaries of our full year Adjusted EBITDA guidance.

•
Our other costs, which include business-supporting corporate advisory and legal fees, amounted to €37.2 million for the first nine months of 2013 (Q3 2013: €12.2 million), and remained broadly stable compared to the prior year period.

For the first nine months of 2013, our operating expenses represented approximately 70% of our revenue as compared to approximately 73% for the first nine months of 2012. Higher network operating and service costs and higher employee benefit expenses were offset by lower depreciation and amortization charges, including the benefit from the reversal of set-top box related import duties. Excluding the latter, our operating expenses represented approximately 71% of revenue.

Cost of services provided as a percentage of our revenue reached approximately 55% for the first nine months of 2013 as higher network operating and service costs were more than offset by the aforementioned benefit from the reversal of set-top box import duties and overall revenue growth. Excluding this impact, cost of services provided for the first nine months of 2013 remained broadly stable year-on-year at approximately 56% of our revenue. Selling, general and administrative expenses represented approximately 15% of our overall revenue for the first nine months of 2013 as compared to approximately 16% for the first nine of months of 2012. Higher employee benefit expenses and higher expenses related to share based compensation were more than offset by robust revenue growth, while our marketing spend remained broadly flat year-on-year.

2.3    Adjusted EBITDA and operating profit

For the first nine months of 2013, we produced Adjusted EBITDA of €636.9 million, representing an 8% increase compared to the first nine months of 2012 when we achieved Adjusted EBITDA of €589.2 million. Our Adjusted EBITDA for the first nine months of 2013 reflected a modest net negative impact from certain nonrecurring items, primarily related to the resolution of certain contingencies. Our Adjusted EBITDA margin over the first nine months of 2013 reached 52.0% and contracted 180 basis points compared to the prior year period when we achieved an Adjusted EBITDA margin of 53.8%. Relative to the prior year period, we incurred significantly more costs associated with handset sales and subsidies. As handset subsidy costs are fully expensed when the handset is delivered to the customer, these costs will not impact the Adjusted EBITDA generated by these customers in future periods.

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Furthermore, the majority of our top line growth was achieved in mobile, which generally carries a lower margin compared to our fixed operations.

In Q3 2013, we realized Adjusted EBITDA of €219.1 million, up 8% compared to the €202.2 million we achieved in Q3 2012. Although our Adjusted EBITDA margin slightly decreased from 55.1% in Q3 2012 to 53.4% in Q3 2013 as a result of a higher proportion of mobile-led growth, our margin showed a sequential increase of 40 basis points as we continued to focus on more cost-effective mobile subscriber additions. In line with seasonal patterns in our business, we anticipate our Adjusted EBITDA to decrease sequentially in the year-end quarter as a result of an expected increase in advertising, sales and marketing costs and higher costs associated with handset sales and subsidies, yet all within the boundaries of our full year outlook.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2013	2012	Change %	2013	2012	Change %

Adjusted EBITDA	219.1	202.2	8%	636.9	589.2	8%
Adjusted EBITDA margin	53.4%	55.1%		52.0%	53.8%

Share based compensation	(1.8)	(1.4)	29%	(8.6)	(5.0)	72%
Operating charges related to acquisitions or divestitures	—	(0.7)	N.M.	—	(0.9)	N.M.

EBITDA	217.3	200.1	9%	628.3	583.3	8%

Depreciation, amortization and impairment	(90.8)	(91.4)	-1%	(259.6)	(283.3)	-8%

Operating profit	126.5	108.7	16%	368.7	300.0	23%

Net finance expense	(62.8)	(91.5)	-31%	(142.8)	(233.8)	-39%
Share of the profit (loss) of equity accounted investees	(0.1)	—	N.M.	(0.3)	—	N.M.
Income tax expense	(20.1)	(11.1)	81%	(72.1)	(35.1)	105%

Total comprehensive income for the period	43.5	6.1	613%	153.5	31.1	394%
N.M. - Not Meaningful

We achieved an operating profit of €368.7 million for the first nine months of 2013 (Q3 2013: €126.5 million), which was up 23% compared to the prior year period when our operating profit amounted to €300.0 million. This result was the combined effect of a solid growth in our Adjusted EBITDA, lower depreciation and amortization charges, including the nonrecurring benefit from reversed set-top box import duties in Q2 2013, offset by higher charges related to share based compensation.

2.4    Net result

FINANCE INCOME AND EXPENSES

For the first nine months of 2013, our net finance expenses totaled €142.8 million compared to the €233.8 million of net finance expenses incurred in the prior year period. A 17% year-on-year increase in our interest expenses, foreign exchange loss and other finance expenses as a result of our increased indebtedness given the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012 and lower returns on our average outstanding cash balance were more than offset by a non-cash gain on our interest rate derivatives of €54.0 million, whereas the prior year period showed a non-cash loss on derivatives of €68.8 million. In Q3 2013, our net finance expenses reached €62.8 million, representing a 31% decrease compared to Q3 2012 when we suffered a €30.8 million non-cash loss on our derivatives.

Interest income and foreign exchange gain
We realized €1.8 million of interest income and foreign exchange gain for the first nine months of 2013, which was down €3.1 million compared to the first nine months of 2012. Relative to the prior year period, our outstanding cash balance decreased substantially as a result of the payment of the extraordinary dividend in early May 2013. Interest income and foreign exchange gain for Q3 2013 was €0.3 million, reflecting lower average interest rates on our deposits and investments. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

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Interest expenses, foreign exchange loss and other finance expenses
Interest expenses, foreign exchange loss and other finance expenses reached €198.6 million for the first nine months of 2013, representing an increase of 17% compared to the prior year period. The increase was predominantly attributable to our increased indebtedness following the issuance of €700.0 million Senior Secured Notes in August last year. In Q3 2013, we incurred €66.0 million of interest expenses, foreign exchange loss and other finance expenses as compared to €62.1 million in Q3 2012.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges’ maturities to cover the entire duration of our floating rate debt instruments up to 2021. As of September 30, 2013, we had a combination of 2% of caps, 29% of collars and 69% of swap instruments that provide for a maximum average interest rate of 3.5% on top of the respective margins per Term Loan. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks.

In line with EU IFRS, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and changes in fair value are reflected in our statement of comprehensive income. These changes in fair value can be volatile and do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled. For the first nine months of 2013 and Q3 2013, we incurred gains of €54.0 million and €2.9 million, respectively, versus losses of €68.8 million and €30.8 million, respectively, for the first nine months of 2012 and Q3 2012, primarily because of an upward shift in the euro swap curve.

The mark-to-market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments’ lifetime rise (fall), we expect the mark-to-market valuation of these instruments to have a positive (negative) impact on our net result.

INCOME TAXES

We recorded income tax expense of €72.1 million for the first nine months of 2013 compared to income tax expense of €35.1 million for the first nine months of 2012. The aforementioned gain on our derivatives for the first nine months of 2013 and the lower depreciation charges increased our profit before income taxes, which had a negative impact on the year-on-year evolution of our current and deferred income tax expenses. In Q3 2013, we recorded income tax expense of €20.1 million versus €11.1 million in Q3 2012 when we incurred a €30.8 million loss on our derivatives.

NET INCOME

For the first nine months of 2013, we earned net income of €153.5 million, which was up sharply compared to the €31.1 million of net income achieved in the prior year period. Excluding the change in the fair value of our derivatives in both periods as well as the nonrecurring benefit from the reversal of set-top box import duties in Q2 2013, our net income would have been €83.8 million (Q3 2013: €40.6 million) and €99.9 million (Q3 2012: €36.9 million) for the first nine months of 2013 and the first nine months of 2012, respectively. The year-on-year decline in our underlying net income, excluding gains and losses on our derivatives, primarily reflected a 17% increase in our interest expense as a result of our increased debt balance, as well as higher income tax expense.

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2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

For the first nine months of 2013, our operating activities yielded net cash of €401.4 million, which was broadly unchanged compared to the prior year period when we achieved €399.3 million of net cash from operating activities. A solid 8% year-on-year growth in our Adjusted EBITDA was offset by a 33% year-on-year increase in our cash interest expenses following the issuance of €700.0 million Senior Secured Notes in August last year and a slightly more negative trend in our working capital. In Q3 2013, we achieved €132.1 million of net cash from operating activities, representing an increase of 11% compared to Q3 2012. Q3 2013 saw a step-up in cash interest expenses as a result of the semi-annual cash interest payment on the €700.0 million of Senior Secured Notes issued in August last year. However, the negative trend in our working capital was less impactful relative to the prior year period, and we achieved a healthy 8% growth in our Adjusted EBITDA.

NET CASH USED IN INVESTING ACTIVITIES

We used €290.5 million of net cash in investing activities for the first nine months of 2013, up 13% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €39.1 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered both the remaining leg of the 2012-2013 season in Q1 2013 as well as the upfront payment in Q3 2013 for the first leg of the current 2013-2014 season. In Q3 2013, we used €126.3 million of net cash in investing activities, up 29% year-on-year as a result of timing variances in the cash settlement of our capital expenditures. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

We generated Free Cash Flow of €102.4 million for the first nine months of 2013 compared to €134.2 million of Free Cash Flow generated in the prior year period, reflecting broadly stable net cash from operating activities and 13% higher cash capital expenditures. Q3 is typically a softer quarter in terms of Free Cash Flow contribution as a result of the semi-annual payment for the Belgian football broadcasting rights and the seasonally negative trend in our working capital. Moreover, our Free Cash Flow performance in Q3 2013 (€1.9 million) was impacted by the second semi-annual cash interest payment on the €700.0 million of Senior Secured Notes issued in August last year and higher cash capital expenditures as a result of timing variances in the cash settlement of our capital expenditures. For Q4 2013, we anticipate a significant improvement in our Free Cash Flow driven by a turnaround in our working capital and lower cash interest expenses relative to Q3 2013.

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities amounted to €908.1 million for the first nine months of 2013, compared to net cash from financing activities of €325.1 million for the first nine months of 2012. Net cash used in financing activities for the first nine months of 2013 primarily reflected (i) the payment of the €7.90 per share extraordinary gross dividend in early May 2013 (€905.2 million in aggregate), (ii) €18.6 million of proceeds from the exercise of options and warrants, and (iii) €21.5 million related to various financial payments and capital lease repayments. The cash movement for the first nine months of 2012 primarily reflected (i) the issuance of additional debt facilities under our 2010 Amended Senior Credit Facility including the €175.0 million Term Loan T issued in February 2012 and the August 2012 issuance of €450.0 million Senior Secured Fixed Rate Notes due 2022 and €250.0 million Senior Secured Fixed Rate Notes due 2024; (ii) €479.6 million in shareholder disbursements used for the payment of the €1.00 per share gross dividend in May 2012 and the €3.25 per share net capital reduction in August 2012; (iii) €45.7 million used for the repurchase of own shares under the Share Repurchase Program 2012; (iv) and €24.6 million related to various lease repayments, including the scheduled repayment of the Telenet Partner Network capital lease, proceeds from the exercise of options and warrants, and debt issuance costs including the issuance of the aforementioned Senior Secured Fixed Rate Notes for an aggregate amount of €700.0 million in August 2012. In Q3 2013, net cash used in financing activities amounted to €10.8 million versus net cash from financing activities of €435.2 million in Q3 2012.

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2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of September 30, 2013, we carried a total debt balance (including accrued interest) of €3,867.0 million, of which €1,404.6 million principal amount is owed under our 2010 Amended Senior Credit Facility, €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at September 30, 2013 also included €53.3 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of September 2013.

Exhibit 2: Debt maturity table as of September 30, 2013

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	September 30, 2013
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating – 1-month Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating – 1-month Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating – 1-month Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating – 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed – 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed – 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed – 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed – 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed – 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating – 3-month Euribor+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

At the end of September 2013, we held €109.1 million of cash and cash equivalents. The outstanding balance of our cash and cash equivalents at the Q3 2013 quarter-end decreased sharply compared to the €906.3 million we held at the end of 2012. This decline was the result of the aforementioned €905.2 million extraordinary dividend payment to shareholders in early May 2013. Under the 2010 Amended Senior Credit Facility, we have full access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

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NET LEVERAGE RATIO

As of September 30, 2013, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to EBITDA ratio of 4.0x compared to 3.4x on December 31, 2012. The increase in our net leverage ratio since the end of last year reflected the payment of the extraordinary dividend to shareholders in early May 2013 for an aggregate amount of €905.2 million. Our net leverage ratio at the Q3 2013 quarter-end showed a sequential decrease from 4.2x at the end of June 2013. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures were €263.2 million for the first nine months of 2013, up 5% compared to the prior year period when we incurred accrued capital expenditures of €249.8 million. Accrued capital expenditures represented approximately 22% and approximately 23% of our revenue for the first nine months of 2013 and the first nine months of 2012, respectively. Our accrued capital expenditures for the first nine months of 2013 reflected the extension of the exclusive Premier League football broadcasting rights for three seasons starting August 2013. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the seasons progress. On the other hand, our accrued capital expenditures were favorably impacted by a €16.1 million reversal of set-top box related import duties. Excluding capitalized content rights and the nonrecurring reversal of import duties, our accrued capital expenditures increased 4% year-on-year and represented approximately 21% of our revenue.

Set-top box related capital expenditures amounted to €36.6 million for the first nine months of 2013 as compared to €60.0 million for the first nine months of 2012. The 39% year-on-year decrease reflected a lower level of net digital TV subscribers as the prior year period was influenced by our analog channel reshuffle program. In addition, we recorded lower set-top box related capital expenditures as a result of the aforementioned reversal of import duties on set-top boxes. Excluding this impact, our set-top box related capital expenditures would have shown a 12% decrease year-on-year on a lower net intake of digital TV subscribers. For the first nine months of 2013, set-top box related capital expenditures accounted for approximately 21% of our total accrued capital expenditures excluding capitalized content rights and the reversal of import duties.

Capital expenditures for customer installations totaled €59.8 million for the first nine months of 2013, or approximately 24% of total accrued capital expenditures excluding capitalized content rights and the reversal of import duties, compared to €65.5 million for the first nine months of 2012. The year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year when we benefited from the analog channel reshuffle program. In addition, we benefited from efficiencies in our customer installation processes as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades amounted to €71.8 million for the first nine months of 2013, or approximately 28% of total accrued capital expenditures excluding capitalized content rights and the reversal of import duties, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs, including those related to Premier League football, and recurring investments in IT-platform and systems.

This implies that approximately 73% of our accrued capital expenditures, excluding capitalized content rights and the reversal of import duties, for the first nine months of 2013 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

In Q3 2013, our accrued capital expenditures reached €85.4 million, up 4% compared to €82.5 million in Q3 2012, representing approximately 21% and approximately 23% of revenue, respectively. Relative to the prior year period, we incurred lower set-top box related capital expenditures following a lower number of net digital TV subscriber additions and lower capital expenditures for network growth and upgrades due to timing variances relative to Q2 2013. In Q3 2013, approximately 68% of our capital expenditures were scalable and directly correlated with the growth in our underlying operations.

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3    Outlook and other information

3.1    Outlook for the year 2013

For the first nine months of 2013, we achieved revenue and Adjusted EBITDA growth of 12% and 8%, respectively. We anticipate our revenue growth rate to reverse back to high single-digit growth rates in Q4 2013 as the prior year period already reflected higher revenue following a significant step-up in the number of mobile telephony subscribers post the successful launch of our “King” and “Kong” rate plans. As mentioned before, we anticipate higher advertising, sales and marketing expenses in Q4 2013 in line with seasonal patterns in our business and timing variances in some of our campaigns. At the same time, our network operating and services costs typically reflect higher costs associated with handset sales and subsidies and other direct costs in the year-end quarter. Yet, we remain very confident on our ability to deliver on our full year outlook and believe both our revenue and Adjusted EBITDA growth for the full year should come in at the upper end of our guidance range of “between 10-11%” and “between 7-8%”, respectively.

We continue to forecast accrued capital expenditures of “between 21-22% of revenue” for the full year 2013. Accrued capital expenditures are predominantly success-based, driven by a high proportion of rental set-top boxes as a result of a further digitalization of our basic cable TV subscriber base and accrued capital expenditures for customer installations. In addition, we will continue to invest in our network by bringing fiber closer to the customer, thereby improving the capacity per customer, in order to maintain our competitive positioning and speed leadership.

Finally, we generated €102.4 million of Free Cash Flow for the first nine months of 2013 as our Free Cash Flow performance in Q3 2013 was negatively impacted by the second semi-annual cash interest payment on the €700.0 million Senior Secured Fixed Rate Notes issued in August 2012 and an upfront payment for the first leg of the 2013-2014 Belgian football championship. Relative to Q3 2013, we anticipate a significant ramp-up in our Free Cash Flow contribution in the year-end quarter on the back of solid Adjusted EBITDA growth, relatively lower cash interest expenses and an overall improvement in our working capital trend. Finally, we also expect our Free Cash Flow to benefit from the cash settlement of set-top box related import duties . As we expect the latter to offset the continued negative trend in our working capital, we believe Free Cash Flow for the full year 2013 should remain “stable” as compared to 2012.

Exhibit 3: Outlook FY 2013

Outlook FY 2013
(as presented on October 29, 2012)
Revenue growth	10% - 11%
Adjusted EBITDA growth	7% - 8%
Accrued capital expenditures, % of revenue	21% - 22%
Free Cash Flow	Stable

3.2    Subsequent events

There were no significant events subsequent to September 30, 2013, that would require adjustment to or disclosure in the financial information included in this press release.

3.3    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the nine month period ended September 30, 2013.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 17

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Sept 2013	Sept 2012	Change %

Total Services

Homes passed - Combined Network	2,887,500	2,862,600	1%

Television
Analog Cable TV	626,800	777,400	-19%
Digital Cable TV	1,466,600	1,356,600	8%
Total Cable TV	2,093,400	2,134,000	-2%

Internet
Residential Broadband Internet	1,402,300	1,322,600	6%
Business Broadband Internet	39,800	40,600	-2%
Total Broadband Internet	1,442,100	1,363,200	6%

Telephony
Residential Telephony	1,015,400	935,400	9%
Business Telephony	13,700	13,400	2%
Total Telephony	1,029,100	948,800	8%

Mobile telephony (active customers)	712,900	340,900	109%

Total Services (excl. Mobile)	4,564,600	4,446,000	3%

Churn

Basic cable television	7.6%	10.1%
Broadband internet	7.7%	7.5%
Telephony	6.9%	7.2%

Customer relationship information - Combined Network

Triple-play customers	919,700	841,500	9%
Total customer relationships	2,093,400	2,134,000	-2%
Services per customer relationship	2.18	2.08	5%
ARPU per customer relationship (in € / month)	47.5	46.0	3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 18

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2013	2012	Change %	2013	2012	Change %

Revenue

Basic cable television	78.5	79.8	-2%	236.3	240.5	-2%
Premium cable television	57.5	56.6	2%	176.9	167.6	6%
Distributors / other	12.7	13.9	-9%	47.5	45.1	5%
Residential broadband internet	118.4	112.7	5	343.9	338.8	2%
Residential telephony	119.7	81.9	46%	351.6	234.5	50%
Business services	23.5	22.4	5%	67.7	67.8	N.M.

Total Revenue	410.3	367.3	12%	1,223.9	1,094.3	12%
Expenses
Cost of services provided	(223.4)	(201.5)	11%	(670.4)	(616.5)	9%
Gross Profit	186.9	165.8	13%	553.5	477.8	16%
Selling, general & administrative expenses	(60.4)	(57.1)	6%	(184.8)	(177.8)	4%
Operating profit	126.5	108.7	16%	368.7	300.0	23%
Finance income	3.2	1.4	129%	55.8	4.9	1039%
Net interest income and foreign exchange gain	0.3	1.4	-79%	1.8	4.9	-63%
Net gain on derivative financial instruments	2.9	—	N.M.	54.0	—	N.M.
Finance expenses	(66.0)	(92.9)	-29%	(198.6)	(238.7)	-17%
Net interest expense, foreign exchange loss and other finance expenses	(66.0)	(62.1)	6%	(198.6)	(169.9)	17%
Net loss on derivative financial instruments	—	(30.8)	N.M.	—	(68.8)	N.M.
Net finance expense	(62.8)	(91.5)	-31%	(142.8)	(233.8)	-39%
Share of the profit (loss) of equity accounted investees	(0.1)	—	N.M.	(0.3)	—	N.M.
Profit before income tax	63.6	17.2	270%	225.6	66.2	241%
Income tax expense	(20.1)	(11.1)	81%	(72.1)	(35.1)	105%
Profit for the period	43.5	6.1	613%	153.5	31.1	394%
Other comprehensive income for the period, net of income tax	—	—	N.M.	—	—	N.M.
Total comprehensive income for the period	43.5	6.1	613%	153.5	31.1	394%

Profit attributable to:	43.5	6.1	613%	153.5	31.1	394%
Owners of the Company	43.5	6.1	613%	153.5	31.1	394%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Total comprehensive income for the period, attributable to:	43.5	6.1	613%	153.5	31.1	394%
Owners of the Company	43.5	6.1	613%	153.5	31.1	394%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Weighted average shares outstanding	114,693,206	112,785,061		114,260,684	112,992,419
Basic earnings per share	0.38	0.06		1.34	0.28
Diluted earnings per share	0.38	0.05		1.33	0.27

Expenses by Nature
Employee benefits	38.1	33.4	14%	111.9	107.3	4%
Share based compensation	1.8	1.4	29%	8.6	5.0	72%
Depreciation	61.4	64.5	-5%	170.0	194.4	-13%
Amortization	20.7	18.7	11%	61.6	58.7	5%
Amortization of broadcasting rights	9.3	8.5	9%	29.8	28.0	6%
Loss (gain) on disposal of property and equipment and other intangible assets	(0.6)	(0.3)	100%	(1.8)	2.2	N.M.
Network operating and service costs	124.2	104.3	19%	387.4	311.7	24%
Advertising, sales and marketing	16.7	15.9	5%	50.5	50.2	1%
Other costs	12.2	11.5	6%	37.2	35.9	4%
Operating charges related to acquisitions or divestitures	—	0.7	N.M.	—	0.9	N.M.

Total Expenses	283.8	258.6	10%	855.2	794.3	8%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 19

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the nine months ended
	September 30,			September 30,
	2013	2012	Change %	2013	2012	Change %

Cash flows from operating activities
Profit for the period	43.5	6.1	613%	153.5	31.1	394%
Depreciation, amortization and impairment	90.8	91.4	-1%	259.6	283.3	-8%
Working capital changes and other non cash items	(14.2)	(33.7)	-58%	(45.2)	(43.7)	3%
Income tax expense	20.1	11.0	83%	72.1	31.6	128%
Net interest expense, foreign exchange loss and other finance expenses	65.7	60.7	8%	196.8	165.0	19%
Net loss (gain) on derivative financial instruments	(2.9)	30.8	N.M.	(54.0)	68.8	N.M.
Cash interest expenses and cash derivatives	(70.9)	(47.7)	49%	(181.4)	(136.8)	33%

Net cash from operating activities	132.1	118.6	11%	401.4	399.3	1%

Cash flows from investing activities
Purchases of property and equipment	(77.3)	(61.1)	27%	(196.7)	(184.2)	7%
Purchases of intangibles	(50.0)	(36.7)	36%	(96.0)	(74.8)	28%
Investments in equity accounted investees	—	—	N.M.	(0.4)	(0.3)	33%
Proceeds from sale of property and equipment	1.0	0.2	400%	2.6	1.5	73%
Purchase of broadcasting rights for resale purposes	(13.2)	(14.1)	-6%	(20.8)	(20.8)	N.M.
Proceeds from the sale of broadcasting rights for resale purposes	13.2	14.1	-6%	20.8	20.8	N.M.

Net cash used in investing activities	(126.3)	(97.6)	29%	(290.5)	(257.8)	13%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	—	824.0	N.M.	—	875.0	N.M.
Payments related to capital reductions and dividend	—	(366.2)	N.M.	(905.2)	(479.6)	89%
Repurchase of own shares	—	(6.9)	N.M.	—	(45.7)	N.M.
Other financing activities (incl. finance leases)	(10.8)	(15.7)	-31%	(2.9)	(24.6)	-88%
		—			—
Net cash from (used in) financing activities	(10.8)	435.2	N.M.	(908.1)	325.1	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	114.1	357.0	-68%	906.3	346.6	161%
Cash at end of period	109.1	813.2	-87%	109.1	813.2	-87%

Net cash generated (used)	(5.0)	456.2	N.M.	(797.2)	466.6	N.M.

Free Cash Flow
Net cash from operating activities	132.1	118.6	11%	401.4	399.3	1%
Purchases of property and equipment	(77.3)	(61.1)	27%	(196.7)	(184.2)	7%
Purchases of intangibles	(50.0)	(36.7)	36%	(96.0)	(74.8)	28%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.1)	(1.1)	N.M.	(3.4)	(3.2)	6%
Principal payments on post acquisition additions to network leases	(1.8)	(1.1)	64%	(2.9)	(2.9)	N.M.
Free Cash Flow	1.9	18.6	-90%	102.4	134.2	-24%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST NINE MONTHS 2013 20

5.3    EU IFRS condensed consolidated interim statement of financial position
(unaudited)

(€ in millions)	September 30	Dec 31, 2012	Change
	2013	as restated

ASSETS
Non-current Assets:
Property and equipment	1,367.8	1,337.5	30.3
Goodwill	1,241.8	1,241.8	—
Other intangible assets	311.1	341.0	(29.9)
Deferred tax assets	55.5	42.3	13.2
Derivative financial instruments	0.1	0.1	—
Investments in equity accounted investees	0.6	0.4	0.2
Other assets	7.6	11.1	(3.5)
Total non-current assets	2,984.5	2,974.2	10.3

Current Assets:
Inventories	13.6	17.8	(4.2)
Trade receivables	128.8	110.5	18.3
Derivative financial instruments	—	—	—
Other current assets	97.7	89.1	8.6
Cash and cash equivalents	109.1	906.3	(797.2)
Total current assets	349.2	1,123.7	(774.5)

TOTAL ASSETS	3,333.7	4,097.9	(764.2)

EQUITY AND LIABILITIES
Equity:
Share capital	12.5	12.3	0.2
Share premium and other reserves	970.9	941.6	29.3
Retained loss	(2,428.7)	(1,674.5)	(754.2)
Remeasurements	(6.0)	(6.0)	—
Total equity attributable to owners of the Company	(1,451.3)	(726.6)	(724.7)
Non-controlling interests	6.1	6.2	(0.1)
Total equity	(1,445.2)	(720.4)	(724.8)

Non-current Liabilities:
Loans and borrowings	3,790.8	3,770.5	20.3
Derivative financial instruments	113.2	164.6	(51.4)
Deferred revenue	2.6	2.6	—
Deferred tax liabilities	96.3	80.5	15.8
Other liabilities	59.4	63.0	(3.6)
Total non-current liabilities	4,062.3	4,081.2	(18.9)

Current Liabilities:
Loans and borrowings	76.2	72.5	3.7
Trade payables	104.3	148.1	(43.8)
Accrued expenses and other current liabilities	338.1	380.4	(42.3)
Deferred revenue	77.2	81.6	(4.4)
Derivative financial instruments	40.0	42.5	(2.5)
Current tax liability	80.8	12.0	68.8
Total current liabilities	716.6	737.1	(20.5)

Total liabilities	4,778.9	4,818.3	(39.4)

TOTAL EQUITY AND LIABILITIES	3,333.7	4,097.9	(764.2)